UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 6, 2011

TC Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On July 6, 2011, the board of directors of the Company elected Paul Reed and Stephen Loeb as directors.

Paul Reed, 71, currently serves as President and CEO of Door-to-Door Storage Inc., a provider of moving and storage solutions. Prior to his current role, Reed served Door-to-Door Storage Inc.in the capacity of Chief Financial Officer from July 2007 through October 2010 Mr. Reed was a founder of Seattle Coffee Inc. and has substantial financial experience and acumen that was most recently recognized by the Puget Sound Business Journal in naming him as the 2010 CFO of the Year Award in the small private company category for the Puget Sound region. We believe that Mr. Reed has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound judgment. Finally, we value his significant experience on other public company boards of directors and board committees.

Stephen Loeb, 54, currently serves as Chief Executive Officer of Alaska Distributors, Inc., an asset management company and wholesale distributor and broker of wine, beer, spirits and non-alcoholic beverages across the Northwest. Prior to his current role, he also served in the capacity of President since 1998, when he first joined the company. Mr. Loeb brings exceptional knowledge and experience in the beverage industry as well as logistics, distribution, sales, marketing and import/export with one of the top ranked private companies in Washington State. We believe that Mr. Loeb has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound judgment. Finally, we value his significant experience on other corporate boards of directors, volunteer boards, and board committees.

The Company’s board has not yet determined to which committees Messrs. Reed and Loeb will be appointed.

Effective July 5, 2011, Carl Pennington Sr., the Chairman of the Board of Directors, retired and his service as a director of the Company ceased. As previously disclosed, Mr. Pennington had resigned as President and Chief Executive Officer, effective March 31, 2011, after more than three years of service to the Company.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	TC Global, Inc. Press Release dated July 6, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TC GLOBAL, INC.

Date: July 12, 2011	By:	/s/ Catherine Campbell
Catherine Campbell
Chief Financial Officer